Exhibit 99.1

Contact:         Kevin Lycklama
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Fourth Quarter Earnings
Fiscal Year 2018 Earnings Increase 38% Year-Over-Year

Vancouver, WA – April 26, 2018 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company") today reported net income increased to $3.0 million, or $0.13 per diluted share, in its fourth fiscal quarter ended March 31, 2018, compared to $2.0 million, or $0.09 per diluted share, in the fourth fiscal quarter a year ago. In the preceding quarter net income was $1.5 million, or $0.07 per diluted share. The preceding quarter's net income was impacted due to a valuation adjustment of the Company's net deferred tax asset along with the use of a lower blended tax rate, which resulted in an additional tax expense of $1.8 million, or $0.08 per diluted share.
For fiscal year 2018, Riverview's net income increased to $10.2 million, or $0.45 per diluted share, compared to $7.4 million, or $0.33 per diluted share, in fiscal year 2017.
"We are pleased with our financial performance for the fiscal year," said Kevin Lycklama, president and chief executive officer. "Fiscal 2018 was one of our most profitable years, supported by strong balance sheet growth, the expansion of our net interest margin and improving operating efficiencies. Our focus in the coming fiscal year remains on growing the franchise in our local markets and continuing to improve our profitability."
Fourth Quarter Highlights (at or for the period ended March 31, 2018)

•	Net income of $3.0 million, or $0.13 per diluted share.
•	Net interest margin (NIM) expanded by eight basis points to 4.14% compared to the preceding quarter and expanded 17 basis points compared to the fourth quarter a year ago.
•	Total loans increased $14.0 million during the quarter to $811.4 million.
•	Non-performing assets improved to 0.24% of total assets.
•	Tangible book value per share was $3.93.
•	Total risk-based capital ratio was 15.41% and Tier 1 leverage ratio was 10.26%.
•	Declared a quarterly cash dividend of $0.03 per share, generating a current dividend yield of 1.28% based on the market price on April 25, 2018.
Income Statement
In the fourth fiscal quarter of 2018, Riverview generated a return on average assets of 1.08% and a return on average equity of 10.39%, compared to 0.79% and 7.43%, respectively in the fourth fiscal quarter of 2017.
Net interest income was $10.7 million in the fourth fiscal quarter of 2018, a slight decrease compared to $10.8 million in the preceding quarter and a $1.3 million increase compared to $9.3 million in the fourth fiscal quarter a year ago. The decrease in net interest income compared to the preceding quarter is primarily due to the fewer number of days in the current quarter. In fiscal 2018, net interest income increased $8.9 million to $42.6 million compared to $33.8 million in fiscal 2017.
Riverview's fourth fiscal quarter net interest margin expanded eight basis points to 4.14% compared to the preceding quarter and increased 17 basis points when compared to the fourth fiscal quarter a year ago. "We have been successful managing our net interest margin in this interest rate environment," said Lycklama. "The increase in net interest margin was driven by the continued growth in our loan portfolio, higher rates on new loan originations and a decrease in our excess cash balances." The interest accretion on purchased loans totaled $199,000 and resulted in an eight basis point

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

increase in the NIM during the fourth fiscal quarter compared to $175,000 and a six basis point increase in the NIM in the preceding quarter. In fiscal year 2018, the NIM increased 29 basis points to 4.08% compared to 3.79% in fiscal 2017.
The weighted average note rate on new loans originated during the quarter ended March 31, 2018 increased to 5.17% compared to 4.75% for the quarter ended December 31, 2017 and 4.66% for the quarter ended March 31, 2017.
Non-interest income was $2.7 million in the fourth fiscal quarter compared to $2.9 million the prior quarter and a modest increase compared to $2.6 million in the same quarter a year ago. The decrease in the current quarter was partially due to a lower gain on sale of loans compared to the preceding quarter as a result of a decline in mortgage related activity. The December 2017 quarter also included an $81,000 gain on the sale of REO property. For fiscal year 2018, non-interest income increased to $11.0 million compared to $10.0 million for fiscal 2017.
Asset management fees were $866,000 in the fourth fiscal quarter of 2018 compared to $911,000 in the preceding quarter and $730,000 in the fourth fiscal quarter a year ago. For fiscal 2018, asset management fees grew 15.4% to $3.4 million compared to $3.0 million a year ago. Riverview Trust Company's assets under management were $484.3 million at March 31, 2018 compared to $490.1 million three months earlier and $425.9 million a year earlier.
Non-interest expense increased $569,000 to $9.1 million during the fourth fiscal quarter of 2018 compared to $8.6 million in the preceding quarter and increased $209,000 from $8.9 million for the same prior year period. "The increase in operating expenses during the quarter was primarily due to an increase in salary related expenses as we built out our lending teams with additional staff to support loan growth," said Lycklama. The efficiency ratio was 68.5% for the quarter ended March 31, 2018 compared to 62.5% in the preceding quarter and 74.8% in the fourth fiscal quarter a year ago.
The effective tax rate for our fourth fiscal quarter of 2018 was 28.2%. As a result of the passage of the Tax Cuts and Jobs Act, the Company expects the tax rate to decrease to approximately 23.5% beginning April 1, 2018. "While we anticipate a majority of the savings to flow through to our bottom line, we also plan to reinvest a portion of these savings into projects designed to drive continued growth for the Bank including staffing, technology enhancements and infrastructure improvements," stated Lycklama.
Balance Sheet Review
Total loans increased $14.0 million during the quarter to $811.4 million at March 31, 2018 compared to $797.3 million at December 31, 2017, and increased $31.9 million compared to $779.4 million a year ago, with a large portion of the increases concentrated in commercial business and warehouse/industrial loans. Undisbursed construction loans totaled $74.8 million at March 31, 2018, compared to $62.0 million three months earlier. The increase is primarily due to the origination of $20.1 million in new commercial construction loans during the current quarter. The majority of the undisbursed construction loans are expected to fund over the next several quarters.
"While loan originations remain strong, total loan balances continue to be impacted by paydowns on existing loans," said Lycklama. The loan pipeline totaled $74.1 million at the end of the quarter.
Total deposits increased $23.5 million to $995.7 million at March 31, 2018 compared to $972.2 million at December 31, 2017, and increased $15.6 million compared to $980.1 million a year ago. Checking account balances increased $37.1 million during the quarter and currently account for 47.4% of total deposits.
Shareholders' equity was $116.9 million at March 31, 2018 compared to $116.8 million three months earlier and $111.3 million a year earlier. Tangible book value per share (non-GAAP) was $3.93 at both March 31, 2018 and December 31, 2017 compared to $3.68 at March 31, 2017. A quarterly cash dividend of $0.03 per share was paid on April 24, 2018.
Credit Quality
Riverview recorded no provision for loan losses during the fourth fiscal quarter of 2018 or in the preceding quarter, primarily as a result of the continued low level of delinquent, nonperforming and classified loans, as well as the changes in the volume and mix of loans, which mitigated the required allowance for loan losses due to loan growth.
Non-performing loans were $2.4 million, or 0.30% of total loans, at March 31, 2018 compared to $2.7 million, or 0.33% of total loans, three months earlier. Real estate owned balances of $298,000 at March 31, 2018 were unchanged compared to the preceding quarter end.

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

Classified assets totaled $7.7 million at March 31, 2018 compared to $6.9 million at December 31, 2017 and $10.3 million at March 31, 2017. The classified asset to total capital ratio was 6.2% at March 31, 2018 compared to 5.7% three months earlier and 9.1% a year earlier.
The allowance for loan losses totaled $10.8 million, representing 1.33% of total loans at March 31, 2018 compared to $10.9 million and 1.36% of total loans at December 31, 2017. Included in the carrying value of loans are net discounts on the MBank purchased loans which may reduce the need for an allowance for loan losses on these loans, because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $2.2 million at March 31, 2018 compared to $2.4 million at the end of the prior quarter.
Net loan charge-offs were $101,000 during the fourth fiscal quarter of 2018 compared to net loan recoveries of $250,000 in the preceding quarter. Net charge-offs increased during the quarter primarily as a result of a decrease in total loan recoveries due to the Company completing the multi-year collection of a large prior charge-off during the preceding quarter.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as "well capitalized" with a total risk-based capital ratio of 15.41% and a Tier 1 leverage ratio of 10.26% at March 31, 2018. In addition, at that date the Company's tangible common equity to tangible assets ratio (non-GAAP) was 7.90%.
Management Succession
Effective April 2, 2018, Kevin Lycklama was promoted to president and chief executive officer of the Company and the Bank, following Patrick Sheaffer's retirement. Mr. Sheaffer continues to serve as chairman of the board of both the Company and the Bank. Additionally, Steven Plambeck was promoted to executive vice president and chief lending officer following the retirement of Dick Michalek.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible shareholders' equity is calculated as shareholders' equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible shareholders' equity by the number of common shares outstanding. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

(Dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017

Shareholders' equity	$116,901	$116,803	$111,264
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	1,103	1,161	1,335
Tangible shareholders' equity	$88,722	$88,566	$82,853

Total assets	$1,151,535	$1,128,342	$1,133,939
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	1,103	1,161	1,335
Tangible assets	$1,123,356	$1,100,105	$1,105,528
About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.15 billion at March 31, 2018, it is the parent company of the 94-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 19 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 4 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company's ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company's allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company's market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company's net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company's market areas; secondary market conditions for loans and the Company's ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company's reserve for loan losses, write-down assets, change Riverview Community Bank's regulatory capital position or affect the Company's ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company's ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company's ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company's assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company's balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company's workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company's ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company's ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock price performance.

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2018	December 31, 2017	March 31, 2017
ASSETS

Cash (including interest-earning accounts of $30,052, $3,739	$44,767	$23,105	$64,613
and $46,245)
Certificate of deposits held for investment	5,967	6,963	11,042
Loans held for sale	210	351	478
Investment securities:
Available for sale, at estimated fair value	213,221	224,931	200,214
Held to maturity, at amortized cost	42	44	64
Loans receivable (net of allowance for loan losses of $10,766, $10,867
and $10,528)	800,610	786,460	768,904
Real estate owned	298	298	298
Prepaid expenses and other assets	3,870	4,843	3,815
Accrued interest receivable	3,477	3,464	2,941
Federal Home Loan Bank stock, at cost	1,353	1,223	1,181
Premises and equipment, net	15,783	15,680	16,232
Deferred income taxes, net	4,813	3,988	7,610
Mortgage servicing rights, net	388	399	398
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	1,103	1,161	1,335
Bank owned life insurance	28,557	28,356	27,738

TOTAL ASSETS	$1,151,535	$1,128,342	$1,133,939

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$995,691	$972,214	$980,058
Accrued expenses and other liabilities	9,391	9,117	13,080
Advance payments by borrowers for taxes and insurance	637	260	693
Federal Home Loan Bank advances	-	1,050	-
Junior subordinated debentures	26,484	26,461	26,390
Capital lease obligation	2,431	2,437	2,454
Total liabilities	1,034,634	1,011,539	1,022,675

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2018 – 22,570,179 issued and outstanding;	226	226	225
December 31, 2017 - 22,551,912 issued and outstanding;
March 31, 2017 – 22,510,890 issued and outstanding;
Additional paid-in capital	64,871	64,703	64,468
Retained earnings	56,552	53,878	48,335
Unearned shares issued to employee stock ownership plan	-	-	(77)
Accumulated other comprehensive loss	(4,748)	(2,004)	(1,687)
Total shareholders' equity	116,901	116,803	111,264

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,151,535	$1,128,342	$1,133,939

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2018	Dec. 31, 2017	March 31, 2017	March 31, 2018	March 31, 2017
INTEREST INCOME:
Interest and fees on loans receivable	$9,898	$9,978	$8,655	$39,659	$31,609
Interest on investment securities - taxable	1,235	1,201	1,115	4,648	3,550
Interest on investment securities - nontaxable	36	31	14	95	25
Other interest and dividends	75	168	99	558	443
Total interest and dividend income	11,244	11,378	9,883	44,960	35,627

INTEREST EXPENSE:
Interest on deposits	275	298	314	1,208	1,151
Interest on borrowings	312	284	224	1,141	718
Total interest expense	587	582	538	2,349	1,869
Net interest income	10,657	10,796	9,345	42,611	33,758
Provision for loan losses	-	-	-	-	-

Net interest income after provision for loan losses	10,657	10,796	9,345	42,611	33,758

NON-INTEREST INCOME:
Fees and service charges	1,431	1,451	1,362	5,779	5,177
Asset management fees	866	911	730	3,448	2,988
Net gains on sales of loans held for sale	119	140	163	641	656
Bank owned life insurance	201	207	194	819	760
Other, net	46	181	137	317	433
Total non-interest income, net	2,663	2,890	2,586	11,004	10,014

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,687	5,383	5,335	21,743	19,356
Occupancy and depreciation	1,349	1,347	1,299	5,454	4,819
Data processing	583	534	578	2,313	2,111
Amortization of core deposit intangible	58	58	27	232	27
Advertising and marketing	120	137	146	747	754
FDIC insurance premium	87	108	83	476	356
State and local taxes	178	96	154	605	609
Telecommunications	108	102	93	417	317
Professional fees	255	250	562	1,181	1,628
Real estate owned	4	3	2	12	54
Other	698	540	639	2,438	2,950
Total non-interest expense	9,127	8,558	8,918	35,618	32,981

INCOME BEFORE INCOME TAXES	4,193	5,128	3,013	17,997	10,791
PROVISION FOR INCOME TAXES	1,184	3,608	979	7,755	3,387
NET INCOME	$3,009	$1,520	$2,034	$10,242	$7,404

Earnings per common share:
Basic	$0.13	$0.07	$0.09	$0.45	$0.33
Diluted	$0.13	$0.07	$0.09	$0.45	$0.33
Weighted average number of common shares outstanding:
Basic	22,565,483	22,537,092	22,489,336	22,531,480	22,478,306
Diluted	22,639,908	22,622,129	22,585,976	22,618,330	22,548,340

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2018	Dec. 31, 2017	March 31, 2017	March 31, 2018	March 31, 2017
AVERAGE BALANCES

Average interest–earning assets	$1,043,755	$1,055,600	$955,957	$1,044,907	$890,716
Average interest-bearing liabilities	735,592	744,431	710,266	743,630	654,911
Net average earning assets	308,163	311,169	245,691	301,277	235,805
Average loans	802,275	785,264	716,452	789,204	663,069
Average deposits	969,916	988,558	894,284	978,090	831,310
Average equity	117,495	118,831	111,054	116,669	111,210
Average tangible equity (non-GAAP)	89,282	90,562	85,450	88,371	85,630

ASSET QUALITY	March 31, 2018	Dec. 31, 2017	March 31, 2017

Non-performing loans	$2,418	$2,656	$2,749
Non-performing loans to total loans	0.30%	0.33%	0.35%
Real estate/repossessed assets owned	$298	$298	$298
Non-performing assets	$2,716	$2,954	$3,047
Non-performing assets to total assets	0.24%	0.26%	0.27%
Net charge-offs (recoveries) in the quarter	$101	$(250)	$(239)
Net charge-offs (recoveries) in the quarter/average net loans	0.05%	(0.13)%	(0.14)%

Allowance for loan losses	$10,766	$10,867	$10,528
Average interest-earning assets to average
interest-bearing liabilities	141.89%	141.80%	134.59%
Allowance for loan losses to
non-performing loans	445.24%	409.15%	382.98%
Allowance for loan losses to total loans	1.33%	1.36%	1.35%
Shareholders' equity to assets	10.15%	10.35%	9.81%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.41%	15.07%	14.06%
Tier 1 capital (to risk weighted assets)	14.16%	13.82%	12.81%
Common equity tier 1 (to risk weighted assets)	14.16%	13.82%	12.81%
Tier 1 capital (to average tangible assets)	10.26%	9.82%	10.21%
Tangible common equity (to average tangible assets)	7.90%	8.05%	7.49%

DEPOSIT MIX	March 31, 2018	Dec. 31, 2017	March 31, 2017

Interest checking	$192,989	$170,151	$171,152
Regular savings	134,931	136,249	126,370
Money market deposit accounts	265,661	270,193	289,998
Non-interest checking	278,966	264,728	242,738
Certificates of deposit	123,144	130,893	149,800
Total deposits	$995,691	$972,214	$980,058

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

COMPOSITION OF COMMERCIAL AND CONSTRUCTION  LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
March 31, 2018	(Dollars in thousands)
Commercial business	$137,672	$-	$-	$137,672
Commercial construction	-	-	23,158	23,158
Office buildings	-	124,000	-	124,000
Warehouse/industrial	-	89,442	-	89,442
Retail/shopping centers/strip malls	-	68,932	-	68,932
Assisted living facilities	-	2,934	-	2,934
Single purpose facilities	-	165,289	-	165,289
Land	-	15,337	-	15,337
Multi-family	-	63,080	-	63,080
One-to-four family construction	-	-	16,426	16,426
Total	$137,672	$529,014	$39,584	$706,270

March 31, 2017
Commercial business	$107,371	$-	$-	$107,371
Commercial construction	-	-	27,050	27,050
Office buildings	-	121,983	-	121,983
Warehouse/industrial	-	74,671	-	74,671
Retail/shopping centers/strip malls	-	78,757	-	78,757
Assisted living facilities	-	3,686	-	3,686
Single purpose facilities	-	167,974	-	167,974
Land	-	15,875	-	15,875
Multi-family	-	43,715	-	43,715
One-to-four family construction	-	-	19,107	19,107
Total	$107,371	$506,661	$46,157	$660,189

LOAN MIX	March 31, 2018	Dec. 31, 2017	March 31, 2017
	(Dollars in Thousands)
Commercial and construction
Commercial business	$137,672	$130,960	$107,371
Other real estate mortgage	529,014	516,223	506,661
Real estate construction	39,584	40,743	46,157
Total commercial and construction	706,270	687,926	660,189
Consumer
Real estate one-to-four family	90,109	91,752	92,865
Other installment	14,997	17,649	26,378
Total consumer	105,106	109,401	119,243

Total loans	811,376	797,327	779,432

Less:
Allowance for loan losses	10,766	10,867	10,528
Loans receivable, net	$800,610	$786,460	$768,904

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest	Other
	Oregon	Washington	Washington	Other	Total
March 31, 2018	(Dollars in thousands)

Commercial business	$-	$178	$-	$-	$178
Commercial real estate	997	203	-	-	1,200
Land	763	-	-	-	763
Consumer	-	206	-	71	277
Total non-performing loans	1,760	587	-	71	2,418

REO	-	-	298	-	298

Total non-performing assets	$1,760	$587	$298	$71	$2,716

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
March 31, 2018	(Dollars in thousands)

Land development	$482	$881	$13,974	$15,337
Speculative construction	400	421	12,596	13,417

Total land development and speculative construction	$882	$1,302	$26,570	$28,754

RVSB Reports Fourth Quarter Fiscal 2018 Results
April 26, 2018

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2018	Dec. 31, 2017	March 31, 2017	March 31, 2018	March 31, 2017

Efficiency ratio (4)	68.52%	62.53%	74.75%	66.43%	75.35%
Coverage ratio (6)	116.76%	126.15%	104.79%	119.63%	102.36%
Return on average assets (1)	1.08%	0.53%	0.79%	0.90%	0.76%
Return on average equity (1)	10.39%	5.07%	7.43%	8.78%	6.66%

NET INTEREST SPREAD
Yield on loans	5.00%	5.04%	4.90%	5.03%	4.77%
Yield on investment securities	2.32%	2.24%	2.23%	2.23%	2.04%
Total yield on interest-earning assets	4.37%	4.28%	4.20%	4.31%	4.00%

Cost of interest-bearing deposits	0.16%	0.17%	0.19%	0.17%	0.18%
Cost of FHLB advances and other borrowings	3.99%	3.89%	3.19%	3.85%	2.76%
Total cost of interest-bearing liabilities	0.32%	0.31%	0.31%	0.32%	0.28%

Spread (7)	4.05%	3.97%	3.89%	3.99%	3.72%
Net interest margin	4.14%	4.06%	3.97%	4.08%	3.79%

PER SHARE DATA
Basic earnings per share (2)	$0.13	$0.07	$0.09	$0.45	$0.33
Diluted earnings per share (3)	0.13	0.07	0.09	0.45	0.33
Book value per share (5)	5.18	5.18	4.94	5.18	4.94
Tangible book value per share (5) (non-GAAP)	3.93	3.93	3.68	3.93	3.68
Market price per share:
High for the period	$9.68	$9.45	$7.90	$9.68	$7.90
Low for the period	8.45	8.44	6.87	6.51	4.30
Close for period end	9.34	8.67	7.15	9.34	7.15
Cash dividends declared per share	0.03000	0.03000	0.02000	0.10500	0.08000

Average number of shares outstanding:
Basic (2)	22,565,483	22,537,092	22,489,336	22,531,480	22,478,306
Diluted (3)	22,639,908	22,622,129	22,585,976	22,618,330	22,548,340

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders' equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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